                                AGREEMENT

                                between

     Bank Polska Kasa Opieki S.A., with its principal office in Warsaw, Poland ("Polish Shareholder"), and Pioneer International Corporation, with its principal office in Wilmington, Delaware ("U.S. Shareholder"), collectively called hereinafter "Shareholders," sets forth the rights and obligations of the Shareholders with regard to the activities of Financial Services Spolka z ograniczona odpowiedzialnoscia, ("FS Sp. z o.o.") (the "Agreement").

     In connection with FS Sp. z o.o.'s Deed of Association of January 24, 1992 (the "Company Agreement"), the Shareholders, desiring to ensure the necessary conditions for the development and performance of FS Sp. z o.o.'s activities, have concluded the following:.

     ARTICLE 1:  SCOPE OF FSL'S ACTIVITIES; REPRESENTATIONS

     1.1. FS Sp. z o.o. shall perform any or all of the functions set forth in the Company Agreement either (a) for its own account, after it has obtained all necessary approvals, if required, (b) for the account of the Shareholders, or (c) for the account of other authorized persons.

     1.2. Each of the Shareholders hereby represents and warrants that:

                (a) The terms and conditions of this Agreement and the activities of each Shareholder contemplated herein do not conflict with their respective statutes and bylaws;

                (b) It will use its best efforts to enable FS Sp. z o.o. to obtain all approvals from governmental authorities which may be required;

     1.3. The Shareholders and FS Sp. z o.o. shall not be responsible for any obligation of either Shareholder incurred before or after the execution of this Agreement unless such obligation was incurred pursuant to the terms of this Agreement and the Company Agreement.

                ARTICLE 2:  SHARE CAPITAL OF FS SP. Z O.O.

     2.1. By unanimous resolution of the Shareholders' General
Assembly further contributions to FS Sp. z o.o.'s capital may be made in installments or lump sums, according to FS Sp. z o.o.'s needs.

     2.2. Profits due the U.S. Shareholder shall be transferred out of Poland through the Polish Shareholder, pursuant to article 25 of the Law on Companies with Foreign Participation, hereinafter called the "Foreign Participation Act" of June 14, 1991. Such net profits will be transferred out of Poland, after payment of standard transfer fees, within four weeks after the date of receipt by the U.S. Shareholder of an auditors certificate required by the Foreign Participation Act.

     ARTICLE 3: NON-MONETARY PERFORMANCE OF SHAREHOLDERS

     3.1. In addition to the Polish Shareholder's obligations set forth in Article 3 of the Company Agreement, the Polish Shareholder shall use its best efforts to assist, as needed, with the following matters concerning FS Sp. z o.o.:

          (a) Timely execution of all necessary documentation and implementation of all matters in which the Polish Shareholder's assistance is reasonably required;

          (b) Providing guidance to the U.S. Shareholder to facilitate the U.S. Shareholder's understanding of Polish regulations affecting FS Sp. z o.o., including those concerning taxation of services and sales policies;

          (c) Obtaining all required permits for conducting business by FS Sp. z o.o.;

          (d) Obtaining permits required for conducting business related to FS Sp. z o.o. on the Polish territory by foreign nationals who are members of the Supervisory Board and the Management Board of FS Sp. z o.o.;

          (e) Establishing and developing contacts between FS
Sp. z o.o. and Polish institutions, organizations and government.

          (f) Improving FS Sp. z o.o.'s services according to market demands and development plans;

     3.2. In addition to the U.S. Shareholder's obligations set forth under the Article 3 of the Company Agreement, the U.S. Shareholder shall use its best efforts to assist the Polish Shareholder and FS Sp. z o.o., as needed, with the following matters concerning FS Sp. z o.o.:

          (a) Providing information related to the manner in which FS Sp. z o.o. will operate;

          (b) Determining and helping to acquire the necessary accounting systems for operations, with the cost of acquiring such systems to be charged to FS Sp. z o.o.;

          (c) Training FS Sp. z o.o.'s personnel and the Polish Shareholder's employees in the area related to FS Sp. z o.o.'s activities;

          (d) Improving FS Sp. z o.o.'s services according to market demands and development plans;

          (e) Soliciting foreign specialists to work for FS
Sp.  z o.o.;

          (f) Establishing affiliates and representative offices of FS Sp. z o.o. in other countries;

          (g) Obtaining visas and permits for FS Sp. z o.o.'s employees and the Polish Shareholder's representatives to make trips (1) to the countries where U.S. Shareholder's enterprises and representative offices are located, (2) to the countries proposed by both Shareholders for training FS Sp. z o.o.'s personnel; or (3) for other purposes connected with FS Sp. z o.o.'s activities.

          (h)  Obtaining the assistance of skilled and
experienced foreign companies to facilitate the efficient management and operations of FS Sp. z o.o.'s projects.

          (i) Establishing the principles of portfolio accounting and custody services;

          (j) Timely execution of all necessary documentation and implementation of all matters in which the U.S. Shareholder's assistance is reasonably required;

          (k) Promoting services provided by FS Sp. z o.o. to potential foreign fund groups.

          3.3. In addition, for a period of ten years from the date of establishment of FS Sp. z o.o., provided that this Agreement is still in effect, each Shareholder agrees that it will not, without prior consent of the other Shareholder, utilize or become affiliated with any entity other than FS Sp. z o.o. which would provide services in Poland comparable to the services to be provided by FS Sp. z o.o. Each Shareholder further agrees that it itself shall not carry activities similar to those performed by FS Sp. z o.o. in Poland.

          3.4. The U.S. Shareholder is not a competitor to FS
Sp.  z o.o.

          3.5. Each Shareholder shall render assistance to FS
Sp. z o.o. in advertising and marketing FS Sp. z o.o.'s products and services, as mutually agreed.

        ARTICLE 4: MISCELLANEOUS MATTERS RELATED TO MEMBERSHIP OF THE
                       SUPERVISORY BOARD AND MANAGEMENT

         4.1. Each Shareholder shall appoint two designees to the Supervisory Board of FS Sp. z o.o. Both Shareholders agree to accept, on a mutual basis, their respective designees.

         4.2. In the event that any member of the Management
Board of FS Sp. z o.o. shall be made a party to any action brought by or against a third party and resulting from an action or omission undertaken by such person in his or her capacity as a member of the Management Board, he or she shall be entitled to to be represented in such action by counsel of his or her choice and accepted by FSL which acceptance will not be reasonably refused, and have reasonable expenses of such representation paid by FS Sp. z o.o., provided, however, that such person shall not be entitled to any payment of his or her expenses by FS Sp. z o.o., if he or she acted in violation of the standard of reasonable care applicable to managers in a limited liability company.

                             ARTICLE 5: PERSONNEL

         5.1. The staff of FS Sp. z o.o. shall consist predominantly of Polish nationals.

         5.2. Any foreign national to be employed by FS Sp.
z o.o. shall enter into an individual employment contract with FS
Sp. z o.o., subject to approval by the Management Board.

         5.3. Remuneration, work schedule, vacation, social, security, health and other insurance for Polish employees of FS Sp. z o.o. shall be determined by the Management Board in accordance with the Polish law. The terms of employment of foreign nationals shall be agreed upon by them and the Management Board by taking into account, where appropriate, the standards applicable to Polish employees.

                        ARTICLE 6: TRANSFER OF SHARES

         6.1. Any assignment of shares by either Shareholder shall be in writing. An executed duplicate copy of such assignment shall be delivered to FS Sp. z o.o. within sixty (60) days from the effective date of such assignment.

                          ARTICLE 7: CONFIDENTIALITY

         7.1. During the term of this Agreement and for a period of five (5) years thereafter, each Shareholder shall hold in confidence and shall not disclose to any third party, without the prior written consent of the other Shareholder, any information related to FS Sp. z o.o. that the Shareholder has received from the other Shareholder, or their respective employees, except the information that:.

         (a) becomes public before the time of its disclosure without any fault of the receiving Shareholder; or

         (b) was obtained without any obligation of confidentiality from a third party;

         (c) must necessarily be given to a third party for purposes of this Agreement, in which case the disclosing
Shareholder must cause the third party to keep the conveyed information confidential in accordance with the terms and conditions set forth herein;

         (d) was duly requested by a court or a governmental agency.

         7.2. Each Shareholder shall determine the scope of confidentiality with respect to written materials transmitted to the other, including drawings, reports and notes and, further, shall determine which copies, reproduction and reprints must be plainly marked to indicate the confidential nature thereof.

         7.3. Each Shareholder shall obtain a statement of confidentiality from its respective employees and the employees of FS Sp. z o.o., including members of the g4 Supervisory Board and the Management Board, to keep confidential any information related to FS Sp. z o.o. and obtained by each such employee or member in the course of carrying out his or her employment or membership duties.

                ARTICLE 8:  BREACH OF AGREEMENT

         8.1. Except as stated in article 10 hereof, each Shareholder shall be liable to the other Shareholder for failure to fulfill its obligations under this Agreement or for improper fulfillment of its obligations under this Agreement, as a result of violating the reasonable care standard applicable to its activities hereunder, and shall compensate the other Shareholder directly for damages caused by such failure or nonperformance. Such liability shall be limited to $500,000.00 unless it results from a willful wrongful action or omission. Applicable payment shall be made in Polish zlotys on the basis of the average exchange rate between the buy and the sell price announced by the Polish Shareholder on the day on which the liability is determined.


         8.2. FS Sp. z o.o.'s property shall not be utilized in satisfaction of each Shareholder's liability hereunder.

                        ARTICLE 9: INSURANCE

         9.1.  The property of FS Sp. z o.o. shall be
insured by any appropriate insurance company. At a Shareholder's request and upon consent of the other Shareholder, FS Sp. z o.o. may enter into additional insurance contracts with other Polish or international insurance agencies, if not prohibited by Polish Law.

                        ARTICLE 10: FORCE MAJEURE

         10.1. No Shareholder shall be liable for failure to fulfill its obligations under this Agreement or for improper fulfillment of such obligations, in part or in whole, if such failure or improper performance was caused by circumstances which cannot be predicted or prevented (such circumstances are hereinafter called "Force Majeure").

         For purposes of this Agreement, it is agreed that Force Majeure includes, among others, war, uprisings, earthquake, flood, fire, legal acts and decisions of Polish authorities applicable to the Shareholder. When the Shareholder determines that it is unable to fulfill its obligations hereunder by reasons of Force Majeure, it will, if possible, immediately notify the other Shareholder by fax, telex, or express mail and, upon request, to the extent it is possible, will submit to the Shareholder a certificate issued by Polish authorities attesting to that event.

         The non-performing Shareholder shall inform the other Shareholder in writing when the Force Majeure ceases to exist and will immediately resume the performance of its obligations under this Agreement.

         10.2. If the state of non-performance lasts for more than one month and if, after one month, the performing
Shareholder reasonably believes that performance cannot be resumed within another one-month period, then such Shareholder shall have the right to terminate this Agreement with immediate effect.

                        ARTICLE 11: LANGUAGE

         11.1.    Polish and English languages shall be
used, as appropriate, as working languages in FS Sp. z o.o.'s activities.

                        ARTICLE 12: AMENDMENTS

         12.1.    In the event that any provision of this
Agreement is illegal, invalid or unenforceable by reasons of Polish law, then such provision shall be treated as having no further force and effect and the Shareholders shall be required, as promptly as possible, and, to the extent legally permitted, to substitute such provision by another provision, acceptable by the Polish legal order.

         12.2. This Agreement cannot be amended except by an instrument signed by all parties. Such instrument has to be in writing, otherwise being null and void.

                        ARTICLE 13: ARBITRATION

         13.1. The Shareholders shall exercise their best efforts to resolve amicably all disputes or differences arising between them in connection with this Agreement.

         13.2.    All disputes which arise under this
Agreement, and are not resolved pursuant to Section 13.1 hereof, shall be resolved by arbitration, with each Shareholder appointing one arbitrator and the two arbitrators so appointed choosing the third arbitrator.

         13.3. If within three months from the submission of a dispute for arbitration, the arbitrators cannot resolve the dispute and the Shareholders cannot settle it, the dispute shall be brought before the Stockholm Chamber of Commerce ("SCC") and all proceedings before SCC will be conducted in English. The governing law shall be the Polish law.

      ARTICLE 14: DURATION AND TERMINATION OF THE AGREEMENT

         14.1. This Agreement is entered into for a term of ten (10) years (the "Expiration Term"), and, unless one
Shareholder notifies the other, at least six (6) months before the end of the Expiration Term of its intent to terminate this Agreement, this Agreement shall automatically be extended for an additional ten (10) years.

         14.2. Notwithstanding the provisions of Section 14.1 herein, this Agreement shall be terminated at any time, with an immediate effect:

          (a) upon the dissolution or liquidation of FS Sp. z o.o. or insolvency of either Shareholder;

          (b) upon notice of a Shareholder, in the event of sale by the other Shareholder to an unaffiliated party of all or any of its shares held at the date hereof; for purposes of this provision, the term "unaffiliated party" means a third party other than the party which controls, is controlled by, or is under common control with, the selling Shareholder;

          (c) upon the unanimous consent of the Shareholders.

         14.3 Notice of the termination of this Agreement shall be sent to the Shareholders by registered mail at the addresses listed in Section 16.3 hereof.

                        ARTICLE 15: EFFECTIVE DATE

         15.1.     This Agreement shall become effective
after it has been signed by both Shareholders.

                ARTICLE 16: MISCELLANEOUS PROVISIONS

         16.1.     All costs incurred by each Shareholder
before signing the Company Agreement and related to FS Sp. z o.o.'s establishment shall be covered by the Shareholder. Expenses incurred in connection with FS Sp. z o.o., after the Company
Agreement was signed, shall be covered by FS Sp. z o.o.

           (a) All expenses related to the employment of FS
Sp. z o.o.'s staff, incurred solely by the Polish Shareholder before April 30, 1992, including salaries and insurance, shall be covered by the Polish Shareholder who will then be reimbursed by FS Sp. z o.o. from its first revenue.

           (b) All out-of-pocket expenses of the U.S.
Shareholder related to the training of FS Sp. z o.o.'s personnel, whether in Poland or the United States, shall be reimbursable by FS Sp. z o.o. from its first revenues. Said expenses shall include the cost of transportation, hotels and food of both the persons being trained, as well as those doing the training, in accordance with the guidelines set forth in Appendix 1 hereto. Salaries of the persons doing the training shall not be charged to FS Sp. z o.o., but shall be covered entirely by the U.S. Shareholder.

         16.2. All notices to the Shareholders shall be sent to the following addresses:

     If sent to the Polish Shareholder, at the address:

     Bank Polska Kasa Opieki S.A.
     Traugutta 7/9
     00-950 Warszawa, Poland
     Attention:  Mr. Boleslaw Meluch
     Telex:  # 813441 pekao pl
     Telephone:  (48) 3912 0770
     Fax:  625 73 09

If sent to the U.S. Shareholder, at the address:

     c/o The Pioneer Group, Inc.
     60 State Street
     Boston, Ma 02109

     USA
     Attention:  Mr. William H. Smith, Jr.
     Telex:  # 94-0012
     Telephone:  (617) 742 7825
     Fax:

     If either Shareholder intends to change its address, it shall immediately inform the other Shareholder about the intended change before it goes into effect and specifies the new address.

         16.3.     Notices by one Shareholder to the other
shall be considered delivered to the addressee if they have been sent by registered mail at the address indicated above and the addressee has been simultaneously informed about the contents of the message by telex or telefax.

         16.4.     This Agreement has been signed on June
25th, 1992 in four copies, two in Polish and two in English, with both languages equally valid. In proceedings before Polish courts and other Polish authorities, the Polish version of this Agreement will be the sole version used. Each Shareholder shall receive one copy of the Agreement in English and one copy of the Agreement in Polish.

         16.5. This Agreement and the Company Agreement replace all prior agreements between the Shareholders related to FS Sp z o.o. and, until this Agreement is amended in accordance with
Section 12.2 hereof or the Company Agreement is validly amended.
Said agreements comprise all rights and obligations of the Shareholders except those which are set forth in Polish law.

                     ARTICLE 17: GOVERNING LAW

         17.1. All matters not expressly provided for in this Agreement and related to the rights and obligations of the Shareholders with respect to FS Sp. z o.o.'s activities shall be governed by the Company Agreement and Polish law, in particular the Commercial Code and the Civil Code.

        In witness whereof, the undersigned have signed this Agreement as of the date and year first written above.

     On behalf of the
     Polish Shareholder



     /s/ Krzysztof Szajek             /s/ Boleslaw Meluch
     ------------------------         ----------------------
     Krzysztof Szajek                 Boleslaw Meluch
     Director, Management             Director of the Mutual
     Board Member                     Trust Department

     On behalf of the
     U.S. Shareholder




     /s/ William H. Smith, Jr.        /s/ James L. Spencer
     ------------------------         ----------------------
     William H. Smith, Jr.            James L. Spencer
     Director, Vice-President         Director

                                            APPENDIX NO.1


I. FS Sp. z o.o. shall cover the following costs related to the training of its employees and the establishment of FS Sp. z o.o.
in Poland.

     1) The cost of hotel accommodation and food incurred in connection with any such employee's stay in the U.S., PROVIDED THAT

     (a) the cost of daily hotel accommodation per person may not exceed U.S.$80.00, and

     (b) the cost of daily food allowance and ground transportation per person may not exceed U.S.$34.00.

     2) The cost of stay in Poland of the U.S. Shareholder's representatives who conduct the training for FS Sp. z o.o.'s employees, PROVIDED THAT

     (a) the cost of daily hotel accommodation per person may not exceed U.S.$200.00, excluding applicable tax, if any

     (b) the aggregate cost of daily food allowance and ground transportation per person may not exceed U.S.$60.00.

     3) The cost of air travel (tourist class) with respect to both FS Sp. z o.o.'s employees being trained and the U.S Shareholder's representatives conducting the training, except for the cost of travel, irrespective of what class, already incurred by Mr. William Smith.

     4) Notwithstanding the above, the cost of hotel accommodation and food allowance incurred by Mr. William Smith shall be covered in an amount equal to 75% of the total cost.

     5) Other expenses, such as the cost of PC's and microfilm equipment that has been incurred by the US Shareholder will also be reimbursed by the FS Sp. z o.o. The above does not apply to the complex computer hardware and specialized software which are referred to in art. 3 of the Company Agreement.

II.  The cost incurred by training personnel of the Polish
Shareholder, including solely the cost of hotel accommodation, food and transport, shall be covered separately by the Polish
Shareholder.